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                                                                    Exhibit 99.9

                               FIRST AMENDMENT TO
                                   iTURF INC.
                              AMENDED AND RESTATED
                            1999 STOCK INCENTIVE PLAN


         THIS FIRST AMENDMENT (the "Amendment") to the iTurf Inc. Amended and Restated 1999 Stock Incentive Plan (the "Plan"), is made as of September 17, 2003. Capitalized terms used herein, and not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

         WHEREAS, the Board of Directors (the "Board") of dELiA*s Corp. ("dELiA*s") (successor by merger to iTurf Inc.) previously adopted, and currently maintains the Plan; and

         WHEREAS, pursuant to the terms of an Acquisition Agreement (the "Acquisition Agreement") dated as of July 30, 2003, by and among Alloy, Inc. ("Alloy"), Dodger Acquisition Corp., a wholly-owned subsidiary of Alloy ("Dodger") and dELiA*s, Dodger was merged with and into dELiA*s, with the result that dELiA*s became a wholly-owned subsidiary of Alloy; and

         WHEREAS, Alloy has assumed the obligations of dELiA*s under the Plan and the Board wishes to amend the Plan to provide, among other things, that options and other rights issued under the Plan shall be exercisable in respect of the common stock, par value $0.01 of Alloy and to limit the persons to whom options and other rights may be granted or issued under the Plan; and

         WHEREAS, pursuant to Section 12.1 of the Plan, the Board has the power to amend the Plan to effect such amendments, and the Board has adopted resolutions providing for such amendment.

         NOW, THEREFORE, the Plan is hereby amended as follows:

         1. All references in the Plan to "the Company" shall be deemed references to Alloy, Inc. ("Alloy").

         2. Article I of the plan is hereby replacing the words "iTurf Inc. in the second line of the first sentence thereof with the words "Alloy, Inc."

         3. Article V of the Plan is hereby amended by deleting Section 5.2 in its entirety and amending Section 5.1 to read in its entirety as follows:

                   5.1 All employees of the Company and its Subsidiaries who either were (i) employees of dELiA*s and its Subsidiaries on or before September 16, 2003 or (ii) become employees of the Company and its Subsidiaries, including dELiA*s, on or after September 17, 2003, and all consultants of the Company and its Subsidiaries, are eligible to be granted Options, Stock Appreciation Rights and Restricted Stock under this Plan. Eligibility under this Plan shall be determined by the Committee in its sole discretion.


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         4.  Article  IX of the  Plan is  hereby  amended  and  restated  in its entirety to read as follows:

                                   "Article IX

                            [Intentionally Omitted]"



Except as expressly set forth herein, the Plan remains in full force and effect.